Exhibit 1.1

EXECUTION VERSION

FORTIVE CORPORATION

5.00% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A, PAR VALUE $0.01 PER SHARE

UNDERWRITING AGREEMENT

June 26, 2018

June 26, 2018

To the Managers named in Schedule I hereto

for the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

Fortive Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as managers (the “Managers”), the number of shares of its 5.00% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, with an initial liquidation preference of $1,000.00 per share (the “Mandatory Convertible Preferred Stock”), set forth in Schedule I hereto (the “Firm Shares”). The Company also proposes to issue and sell to the several Underwriters not more than the number of additional shares of its Mandatory Convertible Preferred Stock set forth in Schedule I hereto (the “Additional Shares”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Additional Shares, solely to cover over-allotments, granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” If the firm or firms listed in Schedule II hereto include only the Managers listed in Schedule I hereto, then the terms “Underwriters” and “Managers” as used herein shall each be deemed to refer to such firm or firms.

The Mandatory Convertible Preferred Stock will be convertible into a variable number of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”). Such shares of Common Stock into which the Shares are convertible are hereinafter referred to as the “Conversion Shares.” The terms of the Mandatory Convertible Preferred Stock will be set forth in a certificate of designations (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of the State of Delaware as an amendment to the Company’s Amended and Restated Certificate of Incorporation.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus (the file number of which is set forth in Schedule I hereto), on Form S-3, relating to certain securities (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated June 12, 2017 in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic

Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the documents set forth opposite the caption “Time of Sale Prospectus” in Schedule I hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus does not, and at the time of each sale of the Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Managers expressly for use therein.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule I hereto forming part of the Time of Sale Prospectus, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Prospectus; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or in the earnings or business of the Company and its subsidiaries considered as one enterprise, whether or not arising out of the ordinary course of business (a “Material Adverse Effect”).

(e) Each subsidiary of the Company has been duly incorporated or organized, is validly existing as a corporation or other entity in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or organization, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing (or equivalent status) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(f) The Company has an authorized capitalization as set forth in the Time of Sale Prospectus, and all issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(g) This Agreement has been duly authorized, executed and delivered by the Company.

(h) The Certificate of Designations has been duly authorized by the Company; the Certificate of Designations sets forth the rights, preferences and priorities of the Shares; and the holders of the Shares will have the rights set forth in the Certificate of Designations.

(i) The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(j) Upon issuance and delivery of the Shares in accordance with this Agreement and the Certificate of Designations, the Shares will be convertible into Conversion Shares in accordance with the terms of such Shares and the Certificate of Designations; a number of shares of Common Stock (the “Maximum Number of Shares of Common Stock”) equal to the sum of (i) the maximum number of Conversion Shares deliverable by the Company upon conversion of the Shares at the maximum “Fundamental Change Conversion Rate” (as defined in the Certificate of Designations) and (ii) the maximum number of shares of Common Stock deliverable in respect of accumulated dividends and any “Fundamental Change Dividend Make-Whole Amount” (as defined in the Certificate of Designations), in each case, in accordance with the terms of the Certificate of Designations, have been duly authorized and reserved for issuance by all necessary corporate action of the Company and such Common Stock, when issued upon such conversion or delivery, in each case, in accordance with the terms of the Shares and the Certificate of Designations, will be validly issued, fully paid and non-assessable, will conform in all material respects to the description thereof in the Time of Sale Prospectus and will not be subject to any preemptive or similar rights.

(k) Neither the Company nor any of its Significant Subsidiaries (as defined below) is (i) in violation of its charter, by-laws or similar organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, or any of its Significant Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject (collectively, “Agreements and Instruments”) except, with respect to clause (ii), such defaults that would not reasonably be expected to result in a Material Adverse Effect; and the execution, delivery and performance by the Company of this Agreement and the Certificate of Designations, including the issuance of the Shares and the Maximum Number of Shares of Common Stock issuable by the Company in accordance with the terms of the Certificate of Designations, and the consummation of the transactions contemplated therein and in the Time of Sale Prospectus and the compliance by the Company with its obligations under the this Agreement and the Certificate of Designations, including the issuance of the Shares and the Maximum Number of Shares of Common Stock issuable by the Company in accordance with the terms of the Certificate of Designations, will not conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that are described in the Time of Sale Prospectus or would not reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of (y) the provisions of the charter or by-laws of the Company or, (z) to the knowledge of the Company, any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of their assets, properties or operations, except, with respect to clause (z), any such violation as would not reasonably be expected to result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Significant Subsidiaries. As used in this subsection and elsewhere in this Agreement, “Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

(l) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement and the Certificate of Designations, including the issuance of the Maximum Number of Shares of Common Stock issuable by the Company in accordance with the terms of the Certificate of Designations, or for the due execution, delivery or performance of this Agreement and the Certificate of Designations, including the issuance of the Maximum Number of

Shares of Common Stock issuable by the Company in accordance with the terms of the Certificate of Designations, by the Company except (i) such as have been already obtained or as may be required under the Securities Act or state securities laws, or (ii) such as would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement and the Certificate of Designations, including the issuance of the Maximum Number of Shares of Common Stock issuable by the Company in accordance with the terms of the Certificate of Designations.

(m) The historical financial statements included or incorporated by reference in the Time of Sale Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as disclosed in the footnotes to the unaudited financial statements. The supporting schedules, if any, present fairly in all material respects and in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Time of Sale Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Time of Sale Prospectus.

(n) The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Time of Sale Prospectus are independent public accountants with respect to the Company as required by the Securities Act and the Public Company Accounting Oversight Board.

(o) The Company maintains a system of internal control over consolidated financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, as applicable, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The internal control over consolidated financial reporting of the Company is effective and the Company is not aware of any material weaknesses in its respective internal control over consolidated financial reporting. The Company and its consolidated subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. The

Company and each of its subsidiaries maintains internal accounting controls that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(p) There is and has been no failure on the part of the Company or, to Company’s knowledge, any of its directors or officers, in their capacities as such, to comply in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(q) Since the respective dates as of which information is given in the Time of Sale Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings or business of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the common stock, par value $0.01 per share, of the Company in amounts per share that are consistent with past practice.

(r) There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Significant Subsidiaries, which is required to be disclosed in the Time of Sale Prospectus (other than as disclosed therein), or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and the Certificate of Designations, including the issuance of the Shares and the Maximum Number of Shares of Common Stock issuable by the Company in accordance with the terms of the Certificate of Designations, or the performance by the Company of its obligations thereunder.

(s) Except as described in the Time of Sale Prospectus and except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of, or has incurred liability under, any applicable laws, rules or regulations concerning the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”), pollution or protection of the environment, natural resources, human health (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife (collectively “Environmental Laws”), and (B) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Laws or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials against the Company or any of its subsidiaries.

(t) The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(u) Each of the Company and its subsidiaries have fulfilled their obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company and its subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

(v) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

(w) (i) The Company and each of its subsidiaries and, to the knowledge of the Company, all directors, officers or employees of the Company or any of its subsidiaries complies and have complied in all material respects with the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and all other applicable anti-corruption laws, (ii) the Company and each of its subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and ensure continued compliance with all applicable anti-bribery and anti-corruption laws, and (iii) neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in violation of any applicable anti-corruption laws.

(x) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions in which the Company operates and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions (collectively, “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(y) Neither the Company nor any of its respective subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or of any of its respective subsidiaries is currently the target of any sanctions administered or imposed by the U.S. Government, including, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of Commerce, or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any similar sanctions imposed by any other governmental body to which the Company or any of its subsidiaries is subject (collectively, “Sanctions”) or (ii) located, organized, or resident in a country or territory that is subject of Sanctions. Except to the extent licensed by OFAC or the U.S. Department of State or otherwise permitted under applicable law, the Company will not knowingly use the proceeds of the Offering (as defined below) (i) to lend or contribute to, fund or facilitate any activities or business of, or otherwise make available to any person that, at the time thereof, is the target of any Sanctions or is located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Iran, North Korea, Crimea region of Ukraine and Syria) or (ii) in any other manner that the Company knows will result in a violation of Sanctions by the Company or any of its subsidiaries or any Underwriter.

Any certificate signed by any officer of the Company and delivered to the Underwriters or counsel for the Underwriters in connection with the Public Offering (as defined below) shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective numbers of Firm Shares set forth in Schedule II hereto opposite its name at the purchase price set forth in Schedule I hereto (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to the number of Additional Shares set forth in Schedule I hereto at the Purchase Price solely to cover over-allotments. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice to the Company not later than 30 days after the date of the Prospectus. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of shares in excess of the number of the Firm Shares. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule II hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

3. Public Offering. The Company is advised by you that the Underwriters propose to make a public offering (the “Offering”) of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Shares are to be offered to the public upon the terms set forth in the Prospectus.

4. Payment and Delivery. Payment for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City on the closing date and time set forth in Schedule I hereto, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated in writing by you.

The Firm Shares and the Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid by the Company, against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any of the following: (i) a downgrade in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, or (ii) a public announcement by such organization that is has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities; and

(ii) except as described in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto), since the date of the latest audited financial statements included or incorporated by reference in the Time of Sale Prospectus and the Prospectus (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings or business of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, the effect of which, in any such case described in clause (i) or (ii) is individually or in the aggregate, in your judgment, so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares being delivered on the Closing Date on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date a certificate on behalf of the Company, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has in all material respects complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date and as to such matters as the Underwriters may reasonably request.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, outside counsel for the Company, dated the Closing Date, substantially in the form attached as Exhibit B hereto and otherwise in form and substance satisfactory to the Underwriters.

(d) The Underwriters shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, in form and substance satisfactory to the Underwriters.

(e) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than three business days prior to the Closing Date.

(f) The Company shall have submitted an application to list the Shares on the New York Stock Exchange (“NYSE”).

(g) The NYSE shall have approved for listing a number of shares of Common Stock equal to the Maximum Number of Shares of Common Stock, subject only to official notice of issuance.

(h) The Company shall have adopted the Certificate of Designations in form and substance satisfactory to the Underwriters.

(i) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and each of the executive officers and directors of the Company listed on Schedule III hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(j) At the date of this Agreement and on the Closing Date, the Underwriters shall have received from the chief financial officer of the Company a certificate dated as of the date of the Agreement or the Closing Date, as applicable, substantially to the effect set forth in Exhibit D hereto.

(k) The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i) a certificate on behalf of the Company, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii) an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof;

(iii) an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv) a letter dated the Option Closing Date, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(e) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;

(v) a certificate of the chief financial officer of the Company, dated the Option Closing Date, confirming that the certificate delivered on the Closing Date pursuant to Section 5(j) hereof remains true and correct as of such Option Closing Date; and

(vi) such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to you, upon reasonable request and without charge, a conformed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably and timely object.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably and timely object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the

Underwriters or the Company, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters or the Company, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Shares, the Conversion Shares and any shares of Common Stock issued and paid as a dividend on the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(h) To make generally available to the Company’s security holders and to you as soon as reasonably practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder; provided that the Company will be deemed to have furnished such statement to its security holders and to you to the extent that it is filed on the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

(i) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares to the

Underwriters under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Shares (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority, not to exceed $10,000, (v) all costs and expenses incident to listing the Shares, the Conversion Shares and any shares of Common Stock issued and paid as a dividend on the Shares on the NYSE, (vi) the cost of printing certificates representing the Shares, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

(j) If the third anniversary of the initial effective date of the Registration Statement occurs before all the Shares have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Shares to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(k) To use its commercially reasonable efforts to cause the Shares, the Conversion Shares and any shares of Common Stock issued and paid as a dividend on the Shares to be eligible for clearance, settlement and trading through the facilities of DTC.

(l) To prepare and file, in accordance with Section 12 of the Exchange Act, a registration statement on Form 8-A to register the class of securities consisting of the Shares under the Exchange Act.

(m) To reserve and keep available at all times, free of preemptive rights, a number of shares of Common Stock equal to the Maximum Number of Shares of Common Stock.

(n) To take commercially reasonable efforts to effect the listing of the Shares on NYSE within 30 days of the Closing Date.

(o) To prepare a final term sheet relating to the offering of the Shares, containing only information that describes the final terms of the offering in a form consented to by the Managers, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Shares.

(o) The Company will deliver to each Underwriter (or its agent), on the date of execution of this Agreement, a properly completed and executed Certification Regarding Beneficial Owners of Legal Entity Customers, together with copies of identifying documentation, and the Company undertakes to provide such additional supporting documentation as each Underwriter may reasonably request in connection with the verification of the foregoing Certification.

The Company also covenants with each Underwriter that, without the prior written consent of the Managers identified in Schedule I with the authorization to release this lock-up on behalf of the Underwriters, it will not, during the restricted period set forth in Schedule I hereto (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other convertible or exchangeable securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (a) the Shares to be sold hereunder, (b) any Conversion Shares issued upon conversion of the Shares, (c) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the vesting or conversion of a security outstanding on the date hereof that is disclosed in, or incorporated by reference into, the Time of Sale Prospectus, (d) any options or other awards issued or granted under any of the Company’s equity compensation plans that are disclosed in, or incorporated by reference into, the Time of Sale Prospectus, including, for the avoidance of doubt, the Company’s Executive Deferred Incentive Program, (e) any shares of Common Stock issued and paid as a dividend on the Shares, (f) the filing by the Company of any registration statement on Form S-8 or a successor form thereto relating to Common Stock granted pursuant to or reserved for issuance under the 2016 Executive Incentive Compensation Plan, (g) shares of Common Stock or other securities issued in connection with a transaction with an unaffiliated third party that includes a bona fide commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets or acquisition of not less than a majority or controlling portion of the equity of another entity, provided that (i) the total number of shares to be issued during the restricted period pursuant to this clause (g) shall not exceed 10% of the total number of shares of Common Stock outstanding as of the date of this Agreement and (ii) the recipient of any such shares of Common Stock and securities issued pursuant to this clause (g) during the Restricted Period shall enter into an agreement substantially in the form of Exhibit A hereto, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) no filing or announcement shall be voluntarily made by the Company and, to the extent a public announcement or filing under the Exchange Act, if any, is required or advisable in the opinion of the Company or counsel for the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its affiliates, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonably incurred fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers authorized to appoint counsel under this Section set forth in Schedule I hereto, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into (A) more than 60 days after receipt by such indemnifying party of such request and (B) more than 30 days after receipt by such indemnifying party of the proposed terms of such settlement and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Shares set forth in the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

9. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule II bears to the aggregate number of Firm Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares.

(b) The Company acknowledges that in connection with the offering of the Shares: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto; and if to the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto.

Very truly yours,

Fortive Corporation

By:	/s/ Charles E. McLaughlin
Name: Charles E. McLaughlin
Title: Chief Financial Officer

Accepted as of the date hereof

Morgan Stanley & Co. LLC
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Acting severally on behalf of themselves and the several Underwriters named in Schedule II hereto.
Morgan Stanley & Co. LLC

By:	/s/ Arnaud Blanchard
Name: Arnaud Blanchard
Title: Managing Director

UBS Securities LLC

By:	/s/ Michael O’Donovan
Name: Michael O’Donovan
Title: Managing Director

By:	/s/ Alexander Li
Name: Alexander Li
Title: Associate Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Abhijit Bhide
Name: Abhijit Bhide
Title: Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Managers:

Managers authorized to release lock-up under Section 6:	Morgan Stanley & Co. LLC UBS Securities LLC

Managers authorized to appoint counsel under Section 8(c):	Morgan Stanley & Co. LLC UBS Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Registration Statement File No.:	333-218676

Time of Sale Prospectus

1.  Prospectus dated June 12, 2017 relating to the Shelf Shares

2.  The preliminary prospectus supplement dated June 26, 2018 relating to the Shares

3.  The final term sheet for the Shares attached as Exhibit C hereto.

Lock-up Restricted Period:	90 days

Title of Shares to be purchased:	5.00% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share

Number of Firm Shares:	1,200,000

Number of Additional Shares	180,000

Purchase Price:	$970.00 a share

Initial Public Offering Price	$1,000.00 a share

Selling Concession:	$18.00 a share

Closing Date and Time:	June 29, 2018 9:30 a.m.

Closing Location:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

I-1

Address for Notices to Underwriters:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Address for Notices to the Company:	Fortive Corporation 6920 Seaway Blvd. Everett, WA 98203 (424) 446-5000

I-2

SCHEDULE II

Underwriter	Number of Firm Shares To Be Purchased
Morgan Stanley & Co. LLC	353,689
UBS Securities LLC	353,689
Merrill Lynch, Pierce, Fenner & Smith Incorporated	88,423
Barclays Capital Inc.	44,177
Citigroup Global Markets Inc.	44,177
Goldman Sachs & Co. LLC	44,177
U.S. Bancorp Investments, Inc.	44,177
BNP Paribas Securities Corp.	20,281
Credit Suisse Securities (USA) LLC	20,281
Deutsche Bank Securities Inc.	20,281
HSBC Securities (USA) Inc.	20,281
MUFG Securities Americas Inc.	20,281
PNC Capital Markets LLC	20,281
RBC Capital Markets, LLC	20,281
Santander Investment Securities Inc.	20,281
Scotia Capital (USA) Inc.	20,281
SMBC Nikko Securities America, Inc.	20,281
Wells Fargo Securities, LLC	20,281
BNY Mellon Capital Markets, LLC	4,400

Total:	1,200,000

II-1

SCHEDULE III

Locked-up parties:

Kate D. Mitchell

Israel Ruiz

Feroz Dewan

James A. Lico

Mitchell P. Rales

Steven M. Rales

Alan G. Spoon

Charles E. McLaughlin

Martin Gafinowitz

Barbara B. Hulit

William W. Pringle

III-1

EXHIBIT A

[FORM OF LOCK UP LETTER]

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) and UBS Securities LLC (“UBS” and, together with Morgan Stanley, the “Managers”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Fortive Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Managers (the “Underwriters”), of shares of Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, of the Company (the “Mandatory Convertible Preferred Stock”). The Mandatory Convertible Preferred Stock will be convertible into a variable number of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), in accordance with the terms thereof.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Mandatory Convertible Preferred Stock or Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Mandatory Convertible Preferred Stock or Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Mandatory Convertible Preferred Stock or Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Mandatory Convertible Preferred Stock or Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made, in each case, during the Restricted Period in connection with subsequent sales of Mandatory Convertible Preferred Stock or Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Mandatory Convertible Preferred Stock or Common Stock or any security convertible into Mandatory Convertible Preferred Stock or Common Stock as a bona fide gift, (c) transfers or dispositions of shares of Mandatory Convertible Preferred Stock or Common Stock or such other securities to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, (d) transfers or dispositions of shares of Mandatory Convertible Preferred Stock or Common Stock or such other securities to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, (e) distributions of shares of Mandatory Convertible Preferred Stock or Common Stock or any security convertible into Common Stock to limited partners, members, stockholders or other equityholders of the undersigned or, if the undersigned is a trust, to the beneficiaries of the undersigned; provided that in the case of any transfer, disposition or distribution pursuant to clause (b), (c), (d), or (e), (A) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (B) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Mandatory Convertible Preferred Stock or Common Stock, shall be required or shall be voluntarily made during the Restricted Period, (f) transfers or dispositions of shares of Mandatory Convertible Preferred Stock or Common Stock or such other securities by operation of law pursuant to a court or regulatory agency order or a qualified domestic relations order or in connection with a divorce settlement or other domestic relations order, (g) transfers or dispositions of shares of Mandatory Convertible Preferred Stock or Common Stock or such other securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned, (h) transfers or dispositions of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company pursuant to any contractual arrangement in effect on the date of this agreement that provides for the repurchase of the undersigned’s Common Stock or such other securities by the Company or in connection with the termination of the undersigned’s employment with the Company, (i) in connection with the forfeiture or surrender to the Company of shares of Common Stock to cover the exercise price of, or tax withholding obligations upon the vesting, exercise or delivery of, restricted share units and other equity based compensation granted to the undersigned pursuant to any employee equity incentive plan existing on the date hereof, provided that (A) in the case of clauses (f) and (g) above, each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (B) in the case of clauses (f), (g), (h) and (i) above, no filing under Section 16(a) of the Exchange Act shall be voluntarily made and any filing under Section 16(a) of the Exchange Act required to made during the Restricted Period in connection with any such transfers or dispositions shall indicate by footnote disclosure or otherwise the nature of the transfer or disposition, (j) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, [or (k) the sale or transfer of up to [_______] shares of Common Stock; provided that any such sale or transfer pursuant to this clause (k) occurs no earlier than thirty days after the date of the final prospectus]. For purposes of this letter, “immediate family” means any relationship by blood, marriage or adoption not more remote than first cousin.

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley and UBS on behalf of the Underwriters, he, she or it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Mandatory Convertible Preferred Stock or Common Stock or any security convertible into or exercisable or exchangeable for Mandatory Convertible Preferred Stock or Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Mandatory Convertible Preferred Stock or Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

The undersigned understands that (a) if (i) the Company notifies any Manager in writing prior to the execution of the Underwriting Agreement that the Company does not intend to proceed with the Public Offering, (ii) the Underwriting Agreement is not executed on or before June 29, 2018, (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the securities to be sold thereunder, or (iv) the registration statement filed with the Commission with respect to the Public Offering is withdrawn, and (b) upon the expiration of the Restricted Period, the undersigned shall be automatically released from all obligations under this letter and this letter shall be of no further force or effect.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

(Name)

(Address)

EXHIBIT B

[FORM OF OUTSIDE COUNSEL OPINION]

B-1

EXHIBIT C

FINAL PRICING TERM SHEET

Fortive Corporation

Pricing Term Sheet

June 26, 2018

Offering of 1,200,000 shares of 5.00% Mandatory Convertible

Preferred Stock, Series A (the “Offering”)

This pricing term sheet relates only to the securities described below and should be read together with the preliminary prospectus supplement dated June 26, 2018 relating to the Offering (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated June 12, 2017 and the documents incorporated and deemed to be incorporated by reference therein. Terms used in this pricing term sheet that are not defined herein but that are defined in the Preliminary Prospectus Supplement have the respective meanings given to such terms in the Preliminary Prospectus Supplement. Fortive has increased the size of the offering to 1,200,000 shares of Mandatory Convertible Preferred Stock (or 1,380,000 shares if the underwriters exercise their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock in full). The final prospectus supplement relating to the Offering will reflect conforming changes relating to such increase in the size of the Offering.

Issuer:	Fortive Corporation (“Fortive”)

Trade Date:	June 27, 2018

Expected Settlement Date:	June 29, 2018 (T+2)

Title of Securities:	5.00% Mandatory Convertible Preferred Stock, Series A, of Fortive (the “Mandatory Convertible Preferred Stock”)

Shares of Mandatory Convertible Preferred Stock Offered by Fortive:	1,200,000 shares

Shares of Mandatory Convertible Preferred Stock that the Underwriters Have the Option to Purchase from Fortive:	Up to an additional 180,000 shares of Mandatory Convertible Preferred Stock that the underwriters have the option to purchase, solely to cover over-allotments, if any.

Public Offering Price:	$1,000 per share of the Mandatory Convertible Preferred Stock

C-1

Use of Proceeds:

Fortive estimates that the net proceeds to it from this offering, after deducting the underwriting discount but before deducting estimated offering expenses payable by it, will be approximately $1.16 billion (or approximately $1.34 billion if the underwriters exercise their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock in full).

Fortive intends to use the net proceeds from this offering to fund its acquisition activities, including acquisitions, if any, that may be consummated in 2018 or the ASP Transaction. Completion of this offering is not contingent upon consummation of any acquisition. Fortive may also use the net proceeds for general corporate purposes, including repayment of debt, working capital and capital expenditures.

See “Use of Proceeds” in the Preliminary Prospectus Supplement.

Liquidation Preference:	$1,000 per share

Dividends:

5.00% of the liquidation preference of $1,000 per share of the Mandatory Convertible Preferred Stock per year (equivalent to $50 per annum per share), when, as and if declared by Fortive’s board of directors or an authorized committee thereof, payable in cash or, subject to certain limitations, by delivery of shares of Fortive’s common stock (the “Common Stock”) or any combination of cash and shares of Common Stock, as determined by Fortive in its sole discretion. The expected dividend payable on the first dividend payment date is $12.78 per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend for a full dividend period is expected to be $12.50 per share of the Mandatory Convertible Preferred Stock.

If Fortive elects to make any such payment of a declared dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at 97% of the average VWAP per share of Common Stock over the five consecutive trading day period beginning on and including the seventh scheduled trading day prior to the applicable dividend payment date (the “average price”). In no event will the number of shares of Common Stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by the floor price. To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Common Stock delivered in connection with such dividend and (y) 97% of the average price applicable to such dividend, Fortive will, if it is able to do so under applicable law and the terms of its credit facilities and other indebtedness, pay such excess amount in cash.

Floor Price:	$26.32, subject to adjustment as described in the Preliminary Prospectus Supplement.

Dividend Payment Dates:	If declared, January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2018 and to, and including, July 1, 2021.

Dividend Record Dates:	The March 15, June 15, September 15 and December 15 immediately preceding the next dividend payment date.

Redemption:	The Mandatory Convertible Preferred Stock will not be redeemable.

Initial Price:	$75.20, which equals the closing price of the Common Stock on June 26, 2018.

Threshold Appreciation Price:	$92.12, which represents an appreciation of 22.5% over the initial price.

Mandatory Conversion Date:	The second business day immediately following the last trading day of the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 1, 2021. The mandatory conversion date is expected to be July 1, 2021.

Conversion Rate:	Upon conversion on the mandatory conversion date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than 13.2979 shares of Common Stock (the “maximum conversion rate”) and not less than 10.8554 shares of Common Stock (the “minimum conversion rate”), depending on the applicable market value of the Common Stock, as described in, and subject to certain anti-dilution adjustments that are described in, the Preliminary Prospectus Supplement. The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments that are described in the Preliminary Prospectus Supplement.

Applicable market value of the Common Stock	Conversion rate (number of shares of Common Stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than $92.12 (which is the threshold appreciation price)	10.8554 shares (approximately equal to $1,000 divided by the threshold appreciation price)

Equal to or less than $92.12 but greater than or equal to $75.20	Between 10.8554 and 13.2979 shares, determined by dividing $1,000 by the applicable market value of the Common Stock

Less than $75.20 (which is the initial price)	13.2979 shares (approximately equal to $1,000 divided by the initial price)

Conversion at the Option of the Holder:	At any time prior to July 1, 2021, other than during a fundamental change conversion period (as defined below), holders of the Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of Common Stock at the minimum conversion rate of 10.8554 shares of Common Stock per share of the Mandatory Convertible Preferred Stock as described in the Preliminary Prospectus Supplement. This minimum conversion rate is subject to certain anti-dilution adjustments as described in the Preliminary Prospectus Supplement.

Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-Whole Amount:	If a “fundamental change” (as defined in the Preliminary Prospectus Supplement) occurs on or prior to July 1, 2021, holders of the Mandatory Convertible Preferred Stock will have the option to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of Common Stock at the fundamental change conversion rate (as defined below) during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “effective date”) and ending on the date that is 20 calendar days after such effective date (or, if earlier, July 1, 2021). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price (the “share price”) paid or deemed paid per share of Common Stock in such fundamental change (see table below). Holders who convert their Mandatory Convertible Preferred Stock within the fundamental change conversion period will also receive: (1) a “fundamental change dividend make-whole amount,” in cash or in shares of Common Stock or any combination thereof, equal to the present value (computed using a discount rate of 5.00% per annum) of all remaining dividend payments on their shares of the Mandatory Convertible Preferred Stock (excluding any accumulated dividend amount) from such effective date to, but excluding, July 1, 2021; and (2) to the extent that an accumulated dividend amount exists as of the effective date, such accumulated dividend amount, in cash or in shares of Common Stock or any combination thereof, as described in the Preliminary Prospectus Supplement.

Fundamental Change Conversion Rate:	The “fundamental change conversion rate” will be determined by reference to the table below and is based on the effective date and the share price. If the holders of Common Stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average VWAP per share of Common Stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

The share prices set forth in the first row of the table (i.e., the column headers), and each fundamental change conversion rate in the table, will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted, as described in the Preliminary Prospectus Supplement.

		Share Price
Effective Date	$10.00	$25.00	$50.00	$75.20	$80.00	$85.00	$92.12	$100.00	$120.00	$150.00	$200.00	$250.00	$300.00
June 29, 2018	26.9180	17.9844	14.5840	13.2979	13.1380	12.9893	12.8040	12.6280	12.2822	11.9345	11.5908	11.3903	11.2610
July 1, 2019	22.5940	16.5152	13.9568	12.8755	12.7366	12.6068	12.4443	12.2899	11.9869	11.6873	11.4027	11.2460	11.1499
July 1, 2020	18.0670	15.0388	13.4664	12.5064	12.3699	12.2411	12.0790	11.9258	11.6341	11.3712	11.1620	11.0690	11.0203
July 1, 2021	13.2979	13.2979	13.2979	13.2979	12.5000	11.7647	10.8554	10.8554	10.8554	10.8554	10.8554	10.8554	10.8554

The exact share price and effective date may not be set forth in the table, in which case:

•  if the share price is between two share price amounts on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•  if the share price is in excess of $300.00 per share (subject to adjustment as described in the Preliminary Prospectus Supplement), then the fundamental change conversion rate will be the minimum conversion rate; and

•  if the share price is less than $10.00 per share (subject to adjustment as described in the Preliminary Prospectus Supplement), then the fundamental change conversion rate will be the maximum conversion rate.

Listing:	Fortive intends to apply to have the Mandatory Convertible Preferred Stock listed on The New York Stock Exchange under the symbol “FTV.PRA.”

CUSIP / ISIN:	34959J 207 / US34959J2078

Joint Book-Running Managers:	Morgan Stanley & Co. LLC UBS Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplements referred to above and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the prospectus and the applicable preliminary prospectus supplement if you request it by contacting Morgan Stanley & Co. LLC toll-free at (866) 718-1649, UBS Securities LLC toll-free at 1-888-827-7275 or BofA Merrill Lynch at dg.prospectus_requests@baml.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

EXHIBIT D

[FORM OF CFO CERTIFICATE]

FORTIVE CORPORATION

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER

June [•], 2018

Reference is hereby made to the Underwriting Agreement, dated June [•], 2018 (the “Underwriting Agreement”), among Fortive Corporation (the “Company”) and Morgan Stanley & Co. LLC, UBS Securities LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated as Managers of the several underwriters named on Schedule II thereto (the “Underwriters”). Capitalized terms used but not defined in this certificate have the meaning assigned to them in the Underwriting Agreement.

I am responsible for the financial accounting matters of the Company and am familiar with the unaudited historical financial information of Johnson & Johnson’s sterilization solutions business provided to the Company and described in the [Time of Sale] Prospectus (the “ASP Business”). To assist the Underwriters in conducting and documenting their investigation of the affairs of the Company, I, Charles E. McLaughlin, solely in my capacity as Senior Vice President and Chief Financial Officer of the Company and not in my individual capacity, do hereby certify on behalf of the Company pursuant to Section 5(j) of the Underwriting Agreement that after reasonable inquiry and investigation by myself or members of my staff who are responsible for the Company’s financial and accounting matters:

Nothing has come to my attention to cause me to believe that the items marked with an “A” on the pages of the [Time of Sale] Prospectus attached as Exhibit A, which were provided to the Company by Johnson & Johnson in connection with the Company’s pending acquisition of the ASP Business, do not, as of the date of this certificate, present fairly in all material respects the information purported to be represented for the period presented.

[Signature page follows]

D-1

IN WITNESS WHEREOF, I have signed this certificate as of the date first written above.

Name: Charles E. McLaughlin
Title: Chief Financial Officer
Fortive Corporation